UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2013

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	1-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California		90024
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (310) 571-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 28, 2013, Rentech, Inc. (the “Company”) announced plans to cease operations at and to mothball its research and development (“R&D”) Product Demonstration Unit (“PDU”), a demonstration-scale plant at the Rentech Energy Technology Center located in in Commerce City, Colorado. The Company’s strategy is focused on more immediate growth opportunities within the energy industry that do not rely on new technologies. As part of this strategy, the Company plans to eliminate its spending on R&D activities related to the PDU. We expect wind-down of the PDU, securing of the site and completion of related documentation to occur by June 30, 2013.

The Company expects to incur one-time costs of approximately $16.5 million in connection with the ceasing of operations at and mothballing of the PDU, including a one-time non-cash impairment charge to intangible assets related to its technology of approximately $15.7 million in the Company’s financial statements for the period ended December 31, 2012 and one-time costs of approximately $0.8 million in connection with employee severance expenses.

On February 28, 2013, the Company issued a press release relating to the matters discussed above. A copy of the press release is attached as Exhibit 99.1 to this report.

Item 2.06 Material Impairments.

To the extent applicable, the disclosures under Item 2.05 above are incorporated into this Item 2.06 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of the Exhibit

Exhibit 99.1	Press Release issued by Rentech, Inc. dated February 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: March 6, 2013	By:	/s/ Dan J. Cohrs
Dan J. Cohrs
Executive Vice President and Chief Financial Officer